      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 2000

                                              REGISTRATION NO. 333-_____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------


                              COMPUTER MOTION, INC.
--------------------------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


           DELAWARE                                             77-0458805
-------------------------------                             -------------------
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)

                                   -----------

                  130-B CREMONA DRIVE, GOLETA, CALIFORNIA 93117
                                 (805) 968-9600
--------------------------------------------------------------------------------
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   -----------

                                ROBERT W. DUGGAN
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              COMPUTER MOTION, INC.
                  130-B CREMONA DRIVE, GOLETA, CALIFORNIA 93117
                                 (805) 968-9600
--------------------------------------------------------------------------------
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   -----------

                                   COPIES TO:
                                LAWRENCE B. COHN
                         STRADLING YOCCA CARLSON & RAUTH
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                                 PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS                     AMOUNT TO BE       OFFERING PRICE PER      AGGREGATE OFFERING       AMOUNT OF
OF SECURITIES TO BE REGISTERED              REGISTERED (1)          SHARE (2)                  PRICE          REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
 Common Stock ($.001 par value)
   issuable upon exercise of warrants
   by Selling Stockholders                 1,308,852 shares            $7.64                 $10,000,415            $2,640
==============================================================================================================================

(1) In the event of a stock split, stock dividend, or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), and is based upon the average of the high and low prices reported on the Nasdaq National Market on May 15, 2000 which average was $7.64 per share.

                                   -----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                       SUBJECT TO COMPLETION MAY 19, 2000



                                1,308,852 SHARES

                              COMPUTER MOTION, INC.

                                  COMMON STOCK

                               -------------------

         This Prospectus relates to the sale of up to 1,308,852 shares of common stock by existing holders of warrants to buy our common stock. The shares may not be sold until the warrants are exercised. We will not receive any proceeds from the sale of the shares, but will receive proceeds from the exercise of the warrants before those sales.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

         Our common stock is listed on the Nasdaq - National Market under the symbol "RBOT." On May 15, 2000, the last reported sale price of our common stock was $7.53 per share.

                               -------------------

              INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                               -------------------

                This prospectus is dated ________________, 2000

                               -------------------

         No person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS                                   2

COMPANY OVERVIEW                                                             2

RISK FACTORS THAT MAY AFFECT FUTURE RESULTS                                  4

USE OF PROCEEDS                                                              7

SELLING STOCKHOLDERS                                                         8

PLAN OF DISTRIBUTION                                                        12

INTERESTS OF NAMED EXPERTS AND COUNSEL                                      13

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                            13

WHERE YOU CAN FIND MORE INFORMATION                                         13

LEGAL MATTERS                                                               14

EXPERTS                                                                     14


                   SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

         The information contained in or incorporated by reference in this prospectus discusses our plans and strategies for our business or state other forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," or "anticipates," or other variations thereof (including their use in the negative), or by discussions of strategies, plans or intentions. These forward-looking statements reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements.

                                COMPANY OVERVIEW

         We develop, manufacture and market proprietary robotic and computerized surgical systems that are intended to enhance a surgeon's performance and centralize and simplify the surgeon's control of the operating room. Our offices are located at 130-B Cremona Drive, Goleta, CA 93117, our telephone number is
(805) 968-9600, and our internet address is http://www.computermotion.com.

         We believe that our products have the potential to revolutionize surgery and the operating room by providing surgeons with the precision and dexterity necessary to perform complex, minimally invasive surgical procedures, and by enabling surgeons to control critical devices in the operating room through simple verbal commands. We also believe that our products have the potential to broaden the scope and increase the effectiveness of minimally invasive surgery, improve patient outcomes and create a safer, more efficient and cost effective operating room.

         Traditionally, the vast majority of all surgeries have been open, requiring large incisions measuring up to 18 inches to access the operative site. Although this approach can be highly effective, it often results in significant trauma, pain and complications, as well as significant costs related to lengthy recovery periods for the patient. To reduce these negative factors, minimally invasive surgical techniques and related methods have been developed. Minimally invasive techniques are as effective as traditional open surgery while offering patients substantially reduced pain and trauma, shortened recovery periods and decreased overall patient care costs. While these benefits are significant, the minimally invasive approach presents challenges to surgeons, including the intricate reconstruction of patient tissue by suturing, delicate manipulation of small anatomical features and constrained access to, and limited visualization of, the operative site.

         Our vision is to bring the power of computers and robotics to the operating room to facilitate a surgeon's ability to perform complex surgical procedures and enable new, minimally invasive microsurgical procedures that are currently very difficult or impossible to perform. Our products are intended to provide better visualization and improved dexterity for the surgeon, particularly for minimally invasive techniques.

         We currently market AESOP, a surgical robot that moves an endoscope in response to a surgeon's verbal commands. AESOP operates similarly to a human arm and eliminates the need for a member of a surgical staff to manually control the endoscope, while providing a more stable and sustainable endoscopic image. The Company estimates that over 60,000 minimally invasive procedures have been successfully assisted by AESOP in over 400 hospitals and surgery centers around the world.

         Our product development strategy is intended to leverage AESOP's broad-based technology platform, and lead to a family of products that improve the control of devices in the operating room and enable new minimally invasive surgical procedures. To centralize and simplify control of the operating room, we are developing the HERMES(TM) Control Center for the voice control of other medical devices in the operating room. The ZEUS(TM) Robotic Surgical System enables new minimally invasive microsurgery procedures, such as endoscopic coronary artery bypass.

         The modernization of the operating room has resulted in numerous medical devices that aid a surgeon, but also increase the complexity and costs of the operating room. In many instances, these devices are manually controlled and monitored by someone other than a surgeon in response to a surgeon's spoken commands and request for status. The HERMES Control Center is designed to enable a surgeon to directly control multiple operating room devices, including the Company's AESOP, through simple verbal commands. HERMES provides standardized visual and digitized voice feedback to a surgical team. We believe that the enhanced control and feedback provided by HERMES can improve safety, increase efficiency, shorten procedure times and reduce costs.

         Our ZEUS Robotic Surgical System is designed to improve a surgeon's ability to perform complex surgical procedures and enable new, minimally invasive microsurgical procedures that are currently impossible or very difficult to perform. We believe that ZEUS will improve a surgeon's dexterity and precision and enhance visualization of, and access to, confined operative sites. We believe that new surgical procedures performed with ZEUS can, like currently available minimally invasive procedures, result in reduced pain and trauma, fewer complications, and shortened recovery periods and will increase the number of patients qualified for certain surgical procedures.

                   RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

         We are in a rapidly changing industry that involves a number of risks, some of which are beyond our control. A number of these risks are highlighted below. These risks could affect our actual future results and could cause them to differ materially from any forward-looking statements we have made.

WE HAVE A HISTORY OF LOSSES, EXPECT TO INCUR LOSSES IN THE FUTURE AND MAY NEVER ACHIEVE PROFITABILITY.

         From our formation, we have incurred significant losses. Further, we expect to incur additional losses as we increase spending for research and development efforts, clinical trials, manufacturing capacity and sales force improvement. As a result, we will need to generate significant revenues to achieve and maintain profitability. We can not assure you that we will ever achieve significant commercial revenues, particularly from sales of our HERMES or ZEUS product lines, both of which are still under development, or that we will become profitable. It is possible that we may encounter substantial delays or incur unexpected expenses related to the market introduction and acceptance of HERMES and ZEUS, or any future products.

         Our growth and operating results could be impaired if we are unable to meet our future capital requirements.

         We believe that our current cash balances and the proceeds from the exercise of the warrants will allow us to fund our operations through December 31, 2000. However, we may require substantial working capital to fund our business and may need to raise additional capital. We cannot be certain that additional funds will be available on satisfactory terms when needed, if at all.

         The various elements of our business and growth strategies, including our introduction of new products, the expansion of our marketing distribution activities and obtaining regulatory approval or market acceptance will require additional capital. If we are unable to raise additional necessary capital in the future, we may be required to significantly curtail our operations or obtain funding through the relinquishment of significant technology or markets.

OUR SUCCESS RELIES ON FUTURE PRODUCTS WHICH MAY NOT OBTAIN REGULATORY APPROVAL OR MARKET ACCEPTANCE.

         We anticipate that ZEUS will comprise a substantial majority of our sales in the future. ZEUS has not yet achieved regulatory clearance and is currently undergoing clinical evaluation in United States Food and Drug Administration (FDA)-approved clinical studies conducted under an Investigational Device Exemption (IDE). Accordingly, our future success depends on the successful development, regulatory clearance or approval, commercialization and market acceptance of this product. Even if we are successful in obtaining the necessary regulatory clearances or approvals for ZEUS, its successful commercialization will depend upon our ability to demonstrate the clinical safety and efficacy, ease-of-use, reliability and cost-effectiveness of these products in a clinical setting. We can not assure you that the FDA will allow us to conduct further clinical trials or that ZEUS will prove to be safe and effective in clinical trials under United States or international regulatory requirements. It is also possible that we may encounter problems in clinical testing that cause a delay in or prohibit commercialization of ZEUS. Moreover, the clinical trials may identify significant technical or other obstacles to overcome prior to obtaining necessary regulatory or reimbursement approvals, resulting in significant additional product development expense and delays. Even if the safety and efficacy of procedures using ZEUS is established, surgeons may elect not to recommend the use of these products for any number of reasons, including inadequate levels of reimbursement. Broad use of our products will require significant surgeon training and practice, and the time and expense required to complete such training and practice could adversely affect market acceptance.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION.

         Our products in the United States are regulated as medical devices by the FDA. The process of obtaining United States regulatory approvals and clearances is lengthy, expensive and uncertain. Commercial distribution of our products in foreign countries is also subject to varying government regulations which could delay or restrict marketing of our products in those countries. In addition, such regulatory authorities may impose limitations on the use of our products. We have obtained the CE mark for all of our products which means these products can be sold in all the member countries of the European Union. Our manufacturing operations are subject to the FDA's Quality System Regulations and similar regulations in other countries regarding the manufacturing, testing, labeling, recordkeeping and storage of devices and the failure to maintain compliance would have an adverse effect on our operations.

WE ENCOUNTER INTENSE COMPETITION IN OUR INDUSTRY.

         The minimally invasive surgery market has been, and will likely continue to be, highly competitive. Many competitors in this market have significantly greater financial resources and experience than us. Many medical conditions that can be treated using our products, particularly ZEUS, can also be treated by pharmaceuticals or other medical devices and procedures. Many of these alternative treatments are widely accepted in the medical community and have a long history of use. In addition, technological advances with other procedures could make such therapies more effective or less expensive than using our products and could render our products obsolete or unmarketable. We can not be certain that physicians will use our products to replace or supplement established treatments or that our products will be competitive with current or future technologies.

ACCEPTANCE OF OUR PRODUCTS WILL BE SUBJECT TO LIMITATIONS ON THIRD-PARTY REIMBURSEMENT.

         In the United States, we anticipate that our products will be acquired primarily by medical institutions which then bill various third-party payors, such as Medicare, Medicaid and other government programs and private insurance plans for the healthcare services they provide their patients. Government agencies, certain private insurers and certain other payors generally reimburse hospitals for medical treatment at a fixed rate based on schedules established by the Health Care Finance Administration. We believe that the procedures using our products will be eligible for reimbursement under existing reimbursement schedules. However, Medicare and other third-party payors are increasingly scrutinizing whether to cover new products and the level of reimbursement. Even if a procedure is covered by such schedules, payors may deny reimbursement if they determine that the device used in the treatment was unnecessary, inappropriate, not cost-effective, experimental or used for a non-approved indication. Many international markets have government managed healthcare systems that control reimbursement for new products and procedures. In most markets, there are private insurance systems, as well as governmental managed systems, that control reimbursement for new products and procedures. Market acceptance of our products may depend on the availability and level of reimbursement in international markets we target. We can not be certain that we will obtain reimbursement in any country within a particular time, or at all.

WE DEPEND ON PATENTS AND PROPRIETARY TECHNOLOGY TO PROTECT OUR TECHNOLOGY.

         Our success will depend, in part, on our ability to obtain and maintain patent protection for our products, to preserve our trade secrets, and to operate without infringing the proprietary rights of others. We seek to protect our proprietary positions by filing United States and foreign patent applications related to our technology, inventions and improvements that are important to the development of our business. We cannot be certain that our issued patents or any patents that may be issued will not be challenged, invalidated or circumvented in the future. Further, it is possible that our competitors, many of which have substantially more resources than us and have made substantial investments in competing technologies, will apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or internationally. We can not assure you that we will not become subject to patent infringement claims or litigation.

         In May 2000, we filed a patent infringement lawsuit against Intuitive Surgical Inc. alleging that certain products of Intuitive infringe our patents. We cannot assure you that we will prevail in this lawsuit. In addition, Intuitive may seek to find our patents invalid and may allege that we are infringing their patents or other proprietary rights, and we cannot assure you that we would be successful in defending against such claims. Furthermore, the prosecution of this lawsuit, and the defense against any claims Intuitive may make, may be costly in both legal fees and management time.

OUR INDUSTRY IS SUBJECT TO RAPID TECHNOLOGICAL CHANGE AND NEW PRODUCT
DEVELOPMENT.

         The market for our products is characterized by rapidly changing technology and new product introductions and enhancements. Our success will depend to a significant extent upon our ability to enhance and expand the utility of our products so that they gain market acceptance. We maintain research and development programs to continually improve and refine our current product offerings and develop new products. We can not assure you that we will be successful in identifying, developing, manufacturing and marketing new products or enhancing our existing products on a timely or cost-effective basis. Moreover, we may encounter technical problems in connection with our product development efforts that could delay the introduction of new products or product enhancements.

WE NEED TO EXPAND OUR MARKETING DISTRIBUTION ACTIVITIES.

         We anticipate significantly increasing the number of sales personnel to more fully cover our target markets, particularly as we expand our product offerings. It is possible we will be unable to compete effectively in attracting, motivating and retaining qualified sales personnel. We currently intend to market and sell our products outside the United States and Europe principally through distributors. In order to accomplish this, we will be required to expand our distributor network. We may not be able to identify suitable distributors or negotiate acceptable distribution agreements. Any such distribution agreements may not result in significant sales.

OUR DIRECTORS AND OFFICERS OWN A SUBSTANTIAL PERCENTAGE OF OUR STOCK.

         Our present directors and executive officers beneficially own approximately 30% of the Company's outstanding common stock. These Stockholders, acting together, have the ability to significantly influence the election of the Company's directors and other Stockholder actions and, as a result, direct the operation of our business, including delaying or preventing a proposed acquisition of the Company.

WE DEPEND ON A FEW KEY PERSONNEL.

         Our future business and operating results depend in significant part on our key management, scientific, technical and sales personnel, many of whom would be difficult to replace, and future success will depend partially upon our ability to retain these persons and recruit additional qualified management, technical, marketing, sales, regulatory, clinical and manufacturing personnel. Competition for such personnel is intense, and we may have difficulty in attracting or retaining such personnel.

OUR OPERATING RESULTS WILL VARY.

         Our results of operations may vary significantly from quarter to quarter depending upon numerous factors, including the following: (i) delays associated with the FDA and other regulatory clearance and approval processes;
(ii) healthcare reimbursement policies; (iii) timing and results of clinical trials; (iv) demand for our products; (v) changes in pricing policies by us or our competitors; (vi) the number, timing and significance of our competitors' product enhancements and new products; and (vii) product quality issues.

THE PRICE OF OUR STOCK WILL VARY.

         The market price of our common stock is likely to be volatile and may be affected by: (i) actual or anticipated decisions by the FDA with respect to approvals or clearances of our or our competitors' products; (ii) actual or anticipated fluctuations in our operating results; (iii) announcements of technological innovations; (iv) new commercial products announced or introduced by us or our competitors; (v) changes in third party reimbursement policies;
(vi) developments concerning our or our competitors' proprietary rights; (vii) conditions and trends in the medical device industry; (viii) governmental regulation; (ix) changes in financial estimates by securities analysts; and (x) general stock market conditions.

WE DEPEND ON INDEPENDENT CONTRACT MANUFACTURERS AND HAVE ONLY LIMITED MANUFACTURING EXPERIENCE.

         We rely on independent contract manufacturers, some of which are single source suppliers, for the manufacture of the principal components of AESOP. Shortages of raw materials, production capacity constraints or delays on the part of our contract manufacturers could negatively affect our ability to ship products and derive revenue. We do not have experience manufacturing our products in commercial quantities. Our manufacturing experience to date has been focused primarily on assembling components produced by third party manufacturers for AESOP. Our manufacturing activities to date with respect to HERMES and ZEUS have consisted primarily of manufacturing a limited number of products. In scaling up manufacturing of new products, we may encounter difficulties involving quality control and assurance, component availability, adequacy of control policies and procedures, lack of qualified personnel and compliance with FDA's Quality System Regulations requirements. We may elect to internally manufacture components currently provided by third parties or to implement new production processes. We can not assure you that manufacturing yields or costs will not be adversely affected by a transition to in-house production or to new production processes if such efforts are undertaken.

WE ARE SUBJECT TO PRODUCT LIABILITY CLAIMS.

         We face an inherent business risk of financial exposure to product liability claims in the event that the use of our products results in personal injury or death. We also face the possibility that defects in the design or manufacture of our products might necessitate a product recall. It is possible that we will experience losses due to product liability claims or recalls in the future. We currently maintain product liability insurance with coverage limits of $5,000,000, but future claims may exceed these coverage limits.

WE NEED TO CONTROL AND EFFECTIVELY MANAGE OUR GROWTH.

         Our growth will continue to place significant demands on our management and resources. In order to compete effectively against current and future competitors, prepare products for clinical trials and develop future products, we believe we must continue to expand our operations, particularly in the areas of research and development and sales and marketing. It is likely that we will be required to implement additional operating and financial controls, hire and train additional personnel, install additional reporting and management information systems and expand our physical operations. Our future success will depend, in part, on our ability to manage future growth and we can not assure you that we will be successful.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares.

                              SELLING STOCKHOLDERS

         Between November 6, 1995 and June 2, 1997, we issued warrants to purchase an aggregate of 1,657,919 shares of our common stock, of these 1,252,652 have an exercise price of $4.57 per share and 405,267 have an exercise price of $7.71 per share. As of the date of this prospectus, 349,067 warrants have been exercised, leaving a balance of 1,308,852 warrants outstanding. The warrant holders may sell the shares under the registration statement of which this prospectus is a part. The following table sets forth certain information with respect to the selling stockholders and the beneficial ownership of Common Stock by them before and after this offering as of May 10, 2000.

                                                SHARES OWNED BEFORE                             SHARES OWNED AFTER
                                                      OFFERING(1)                                   OFFERING(2)
                                               ----------------------        SHARES BEING      ---------------------
NAME                                            NUMBER       PERCENT          OFFERED(2)        NUMBER       PERCENT
----                                           -------       -------         ------------      -------       -------
Andrews, Harold Wayne Jr.                        5,186           *                --             5,186           *

Arington, Brian and Renee                           64           *                --                64           *

Arington, Marita                                 1,945           *                --             1,945           *

Arington, Michael, as custodian for                 64           *                --                64           *
Alyssa Arington

Arington, Richard                                1,945           *                --             1,945           *

Arington Richard and Marita                      2,593           *                --             2,593           *

Assiter, Shanna                                  1,231           *                --             1,231           *

Barber, William                                 16,379           *                --            16,379           *

Beheko Corp, Attn: Charles Barlow              163,790         1.62%              --           163,790         1.62%

Ben, Christopher A.                                648           *                --               648           *

Ben, Mike S.                                       648           *                --               648           *

Bermant, Jeffrey C.                              6,483           *                --             6,483           *

Blazon Profit Sharing                            6,483           *                --             6,483           *

Braswell: Laura Burnam Braswell                  3,241           *                --             3,241           *
& Ann Bennett

Buntz, Mark Alan                                 3,241           *                --             3,241           *

Cannon, Peter A.                                 1,945           *                --             1,945           *

Carlson: California Central Trust Bank           1,053           *                --             1,053           *
TTEE Craig Carlson #1050184743

Chan, Michael                                    6,483           *                --             6,483           *

Chavarria, Greg J.                               4,537           *                --             4,537           *

                                                SHARES OWNED BEFORE                             SHARES OWNED AFTER
                                                      OFFERING(1)                                   OFFERING(2)
                                               ----------------------        SHARES BEING      ---------------------
NAME                                            NUMBER       PERCENT          OFFERED(2)        NUMBER       PERCENT
----                                           -------       -------         ------------      -------       -------
Chewakin, Bradley & Kathleen                       414           *                --               414           *

Chewakin, Kathleen as custodian for                 64           *                --                64           *
Eric Lee Chewakin

Chewakin, Kathleen as custodian for                 64           *                --                64           *
Reed Chewakin

Cohn: California Central Trust Bank TTEE         1,053           *                --             1,053           *
Lawrence Cohn #1050184761

Community Investment Partners II,L.P.           57,156           *                --            57,156           *
(CIP II,L.P.) Attn: Dan Burkhardt

Doiron, Daniel R. and Pamela G.,                53,504           *                --            53,504           *
as joints tenants

Doiron Family Trust                              5,186           *                --             5,186           *

Doiron, Paul R. and Peggy                        6,483           *                --             6,483           *

Dorr, Frederick Charles Dorr and                 6,483           *                --             6,483           *
Emily Jean Hass Revocable Trust

Dorr, Turtle Trust #2 c/o Emily Hass Dorr       16,379           *                --            16,379           *

Duggan, Patricia                                 6,483           *                --             6,483           *

Duggan, Robert W.                              258,651         2.55%              --           258,651         2.55%

Dunne, Caren L.                                  4,538           *                --             4,538           *

Dunne, James D.                                  6,483           *                --             6,483           *

Evans, Donald and Diana                            648           *                --               648           *

Feuchter: California Central Trust Bank          1,053           *                --             1,053           *
TTEE Bruce Feuchter #1050184789

Frydman: California Central Trust Bank           1,053           *                --             1,053           *
TTEE Ben Frydman #1050184798

Gale: California Central Trust Bank TTEE         1,053           *                --             1,053           *
Paul Gale #1050184805

Ghodoussi, Modjtaba and Maryam Fetrossi          9,827           *                --             9,827           *

                                                SHARES OWNED BEFORE                             SHARES OWNED AFTER
                                                      OFFERING(1)                                   OFFERING(2)
                                               ----------------------        SHARES BEING      ---------------------
NAME                                            NUMBER       PERCENT          OFFERED(2)        NUMBER       PERCENT
----                                           -------       -------         ------------      -------       -------
Glenn, Paul F. Glenn Revocable Trust,           12,966           *                --            12,966           *
Paul F. Glenn Trustee

Goodman: California Central Trust Bank           1,053           *                --             1,053           *
TTEE Rich Goodman #1050184814

Heftel, Cecil                                   25,933           *                --            25,933           *

Heftel, Richard Heftel Living Trust             12,966           *                --            12,966           *
dated Jan 9, 1996

Hower, Thomas R.                                21,241           *                --            21,241           *

Ilvento, Joseph P., MD., Judy C. Dean,          16,379           *                --            16,379           *
MD., Inc. Money Purchase Pension Plan

Ireland: California Central Trust Bank             324           *                --               324           *
TTEE John Ireland #1050184565

Laby: Jordan M. Laby & Sandra Laby              12,966           *                --            12,966           *
Trustees of the Laby Family Trust
dated November 10, 1997

Laby: Todd Mitchell Laby                         1,296           *                --             1,296           *

Lamey, Bryan A.                                  5,315           *                --             5,315           *

Lincoln American Investment, Inc.               49,999           *                --            49,999           *
Attn: Paul Hopler

Mauerman, George S.                             95,820           *                --            95,820           *

Mauerman, George S. Trustee for                 14,587           *                --            14,587           *
Adrien M. Mauerman Testamentary Trust

Mauerman, George W.                              3,241           *                --             3,241           *

Mauerman, William D.                             8,298           *                --             8,298           *

Mitchell, Frank Louis                            3,241           *                --             3,241           *

Murphy: California Central Trust Bank            1,053           *                --             1,053           *
TTEE John Murphy #1050184912

Perez, Roberto J. and Danna                      1,296           *                --             1,296           *

                                                SHARES OWNED BEFORE                             SHARES OWNED AFTER
                                                      OFFERING(1)                                   OFFERING(2)
                                               ----------------------        SHARES BEING      ---------------------
NAME                                            NUMBER       PERCENT          OFFERED(2)        NUMBER       PERCENT
----                                           -------       -------         ------------      -------       -------
Plucknett,Knoland James Plucknett               25,933           *                --            25,933           *
Revocable Trust, Knowland James
Plucknett Trustee

Rauth: California Central Trust Bank TTEE        1,053           *                --             1,053           *
William R. Rauth #1050185387

RGRJ Venture Fund II, L.L.C.                    40,862           *                --            40,862           *

Sanders, Jeff Barbaro & Brenda Gail              3,275           *                --             3,275           *

Schaaf: California Central Trust Bank            1,053           *                --             1,053           *
TTEE K,C, Schaaf #1050184958

Slatkin, Reed                                   32,417           *                --            32,417           *

Stradling, Yocca, Carlson & Rauth                6,483           *                --             6,483           *
Investment partnership of 1982

Stuart: California Central Trust Bank            1,053           *                --             1,053           *
TTEE Bruce Stuart #1050184994

Wang, Gene and Leslie                           32,758           *                --            32,758           *

Wang, Yulun and Susan                            3,931           *                --             3,931           *

Whalen: California Central Trust Bank            1,053           *                --             1,053           *
TTEE Robert Whalen #1050185029

Wiggins, Stephen                               173,003         1.71%              --           173,003         1.71%

Wilson, Stephen                                 32,417           *                --            32,417           *

Yocca: California Central Trust Bank TTEE        1,053           *                --             1,053           *
Nick E. Yocca #105018047
                                             ---------        -----              ---         ---------        -----
TOTALS                                       1,308,852        12.92%               0         1,308,852        12.92%
                                             =========        =====              ===         =========        =====

----------------------

(1) Consists of shares issuable upon exercise of warrants by the selling stockholders. The warrants range in exercise price of $4.57 per share to $7.71 per share. None of the shares stated in the table as Shares Being Offered will be sold in this offering unless the warrants are first exercised and the related exercise price is paid to the Company by the selling stockholders.

(2)  Assumes all shares offered under this prospectus are sold.

 *   Represents less than 1% of the outstanding shares of Common Stock.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o  privately negotiated transactions;

         o  short sales;

         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o  a combination of any such methods of sale; and

         o  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We have agreed to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         We will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of our common stock.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         Members of Stradling Yocca Carlson & Rauth own, in the aggregate approximately 12,325 shares of common stock of the Company and warrants to purchase 19,443 additional shares of Common Stock. All of such warrant shares may be sold in this offering.

        LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, bylaws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

         o Our annual report on Form 10-K for the fiscal year ended December 31, 1999;

         o Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our June 15, 2000 Annual Meeting of Stockholders;

         o The description of our common stock contained in our Registration Statement on Form S-1, Registration No. 333-29505 filed pursuant to the Securities Act of 1933, as amended, including any amendment or reports filed for the purpose of updating such description.

         You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              Computer Motion, Inc.
                               130-B Cremona Drive
                                Goleta, CA 93117
                                 (805) 685-3729

         You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

         This prospectus is part of a registration statement we filed with the SEC (Registration No. ___________). That registration statement and the exhibits filed along with the registration statement contain more information about the shares sold by the selling stockholders. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.

                                  LEGAL MATTERS

         Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California, has issued an opinion about the legality of the common stock being offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of Computer Motion, Inc. and its subsidiaries as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following sets forth the estimated costs and expenses in connection with the offering of the shares of common stock pursuant to this Registration
Statement:

         Registration fee to the Securities
           and Exchange Commission................................$ 2,640
         Accounting Fees and Expenses.............................$10,000
         Legal Fees and Expenses..................................$10,000
         Miscellaneous Expenses...................................$ 5,000
                                                                  -------
                           Total..................................$27,640
                                                                  =======

         All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the selling stockholders, will be paid by the Registrant.

Item 15. Indemnification of Directors and Officers.

         The Registrant's Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law ("DGCL") provides that a corporation may indemnify any person made a party to an action (other than an action by or in the right of the corporation) by reason of the fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action (other than an action by or in the right of the corporation), has no reasonable cause to believe his or her conduct was unlawful.

Item 16. Exhibits.

         5.1 Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

        23.1 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

        23.2    Consent of Arthur Andersen LLP.

        24.1    Power of Attorney (included on signature page).

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 434(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) include any additional or changed material information on the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on the 19th day of May, 2000.

                                               COMPUTER MOTION, INC.


                                               By: /s/ Robert W. Duggan
                                                   -----------------------------
                                                   Robert W. Duggan
                                                   Chairman of the Board and
                                                   Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Computer Motion, Inc., do hereby constitute and appoint Robert W. Duggan and Gordon L. Rogers, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


       Signature                                      Title                     Date
       ---------                                      -----                     ----
/s/ Robert W. Duggan                   Chairman of the Board of Directors    May 19, 2000
------------------------------------      and Chief Executive Officer
    Robert W. Duggan                     (Principal Executive Officer)


/s/ Gordon L. Rogers                       Chief Financial Officer           May 19, 2000
------------------------------------       (Principal Financial and
    Gordon L. Rogers                          Accounting Officer)


/s/ Daniel R. Doiron                               Director                  May 19, 2000
------------------------------------
    Daniel R. Doiron


/s/ Robert W. Duggan                               Director                  May 19, 2000
------------------------------------
    Robert W. Duggan


/s/ W. Peter Geis                                  Director                  May 19, 2000
------------------------------------
    W. Peter Geis


/s/ M. Jacqueline Eastwood                         Director                  May 19, 2000
------------------------------------
    M. Jacqueline Eastwood


/s/ Yulun Wang                                     Director                  May 19, 2000
------------------------------------
    Yulun Wang

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                         DESCRIPTION
       -------                        -----------
         5.1 Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

        23.1 Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (included in Exhibit 5.1).

        23.2    Consent of Arthur Andersen, LLP.

        24.1    Power of Attorney (included on signature page).